                                                                  Exhibit (h)(3)


                             CALAMOS ADVISORS TRUST
                                AMENDMENT TO THE
                      FUND ACCOUNTING SERVICING AGREEMENT

     THIS AMENDMENT dated as of November 1, 2004, to the Fund Accounting Servicing Agreement, dated as of September 1, 2000 (the "Agreement"), is entered by and CALAMOS ADVISORS TRUST, a Massachusetts business trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

                                    RECITALS

     WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

     WHEREAS, the Trust and USBFS desire to amend said Agreement; and

     WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

     Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto as of November 1, 2004 and shall continue until December 31, 2005.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.


CALAMOS ADVISORS TRUST                     U.S. BANCORP FUND SERVICES, LLC


By:  /s/ Nimish S. Bhatt                   By:  /s/ Joe D. Redwine
    ------------------------------             -----------------------------

Title:  Treasurer                          Title:  PRESIDENT
       ---------------------------                --------------------------

                                   EXHIBIT A
                                     TO THE
                      FUND ACCOUNTING SERVICING AGREEMENT


                   SEPARATE SERIES OF CALAMOS ADVISORS TRUST

Calamos Growth & Income Portfolio

Effective 11/1/04, the following fee schedule will be in effect: (a)

First $2.5 billion:           $500,000.00

Next $2.5 billion:            1 bp

Next $2.5 billion:            0.5 bp

Above $7.5 billion:           0.25 bps

Effective 1/1/05: Monthly Assets calculated based on Avg Daily Net Assets

Fees capped per fund at $5 billion

Fund Complex Minimum          $500,000.00
     (a) Complex minimum and tier billing inclusive of both the Calamos Advisors Trust and the Calamos Investment Trust.

Additional Funds              $35,000 added to base fee for complex.

Plus out-of-pocket expenses, including pricing service:   (b)
     Domestic and Canadian Equities                    $0.15
     Options                                           $0.15
     Foreign Currency Transactions                     $0.45
     Corp/Gov/Agency Bonds                             $0.50
     International Equities and Bonds                  $0.50
     Municipal Bonds                                   $0.80
     Money Market Instruments                          $0.80
     Mutual Funds                                      $125/fund/month

Factor Services (BondBuyer)(b)
     Per CMO                                           $1.50/month
     Per Mortgage Backed                               $0.25/month
     Minimum                                           $300/month


(b) Effective 1/1/05: All pricing will be at the Complex Level for all securities.

Performance Delivery Services   $300/month/class

Blue Sky Services         $7,000 annually per fund

Fees and out-of-pocket expenses are billed to the fund monthly.

NOTE - All schedules to change depending upon the use of derivatives
- options, futures, short sales, additional funds, etc.